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                                                                    EXHIBIT 11

                       STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                            (In Thousands, Except Per Share Amounts)




                                   YEAR ENDED                SIX MONTHS
                                  DECEMBER 31,              ENDED JUNE 30,
                              ----------------------        --------------

                              1993      1994     1995       1995      1996
                              ----      ----     ----       ----      ----


Net income (loss)......... $( 4,626) $( 2,467) $ 3,229    $ 1,569    $  229

Preferred stock dividends.    (210)     (210)    (210)      (105)     (105)
                            -------    ------    -----     -----     ----
Net income (loss)
 applicable to common
 and Class B common stock.$( 4,836) $( 2,677) $ 3,019    $ 1,464     $ 124
                          --------   -------   ------    -------     -----
                          --------   -------   ------    -------     -----

Weighted average number
 of common, Class B common
 and common equivalent
 shares outstanding
 (includes effect of
 options granted
 within one year
 of offering).............  17,776    19,230   19,518     19,518    19,638
                           -------    ------   ------     ------    ------
                           -------    ------   ------     ------    ------

Primary and fully
 diluted net income
 (loss) per share......... $( 0.27)  $( 0.14)  $ 0.15     $ 0.08    $ 0.01
                           --------  -------   ------     ------    ------
                           --------  -------   ------     ------    ------